Exhibit 23.1
Watson Pharmaceuticals, Inc.
401(k) Plan
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement (No. 333-38596 and No. 333-111032) on Form S-8 of Watson Pharmaceuticals, Inc. of our report dated June 30, 2008 with respect to the financial statements and supplemental schedule of the Watson Pharmaceuticals, Inc. 401(k) Plan as of December 31, 2007 and 2006 and for each of the years in the two year period ended December 31, 2007, included in this annual report on Form 11-K.
/s/ Moss Adams LLP
Orange County, CA
June 30, 2008